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                                                                     EXHIBIT 3.2

    STATE OF DELAWARE
   SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 04:30 PM 05/30/2001
   010260084 - 2005502

                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           SMITH INTERNATIONAL, INC.

         The undersigned, Douglas L. Rock and Neal S. Sutton, certify that they are the Chairman of the Board and the Secretary, respectively, of Smith International, Inc., a Delaware corporation (the "Corporation") and further certify, pursuant to Section 242 of the Delaware General Corporation Law, as follows:

         FIRST: The name of the corporation is Smith International, Inc.

         SECOND: The Restated Certificate of Incorporation was filed by the Secretary of State on May 19, 1983.

         THIRD: The amendment to the Restated Certificate of Incorporation effected by this amendment is as follows:

         The number of shares of common stock of the Corporation authorized by Article FOURTH of the Restated Certificate of Incorporation is hereby increased from 60 million (60,000,000) shares of common stock, par value $1.00, to 150 million (150,000,000) shares of common stock, par value $1.00.

         FOURTH: To accomplish the foregoing amendment, the first sentence of Article FOURTH of the Restated Certificate of Incorporation, relating to authorized shares, is hereby deleted in its entirety, and the following new sentence is substituted in lieu thereof:

         "FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 155,000,000, consisting of 150,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

         FIFTH: The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors on March 28, 2001, and by a vote of the majority of all of the outstanding shares of the Corporation entitled to vote on the foregoing amendment on May 22, 2001.
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         IN WITNESS WHEREOF we have made, subscribed, and acknowledged this
Certificate of Amendment of the Restated Certificate of Incorporation, this 23rd day of May, 2001.




                                       /s/ DOUGLAS L. ROCK
                                       ------------------------------------
                                       Douglas L. Rock
                                       Chairman of the Board,
                                       Chief Executive Officer, President
                                       and Chief Operating Officer


                                       /s/ NEAL S. SUTTON
                                       ------------------------------------
                                       Neal S. Sutton
                                       Sr. Vice President - Administration,
                                       General Counsel and Secretary



STATE OF TEXAS           )
                         )    ss.
COUNTY OF HARRIS         )

This instrument was acknowledged before me on May 23, 2001 by Douglas L. Rock and Neal S. Sutton as Chairman of the Board and Secretary, respectively, of Smith International, Inc.


                                       /s/ CAY D. PRICE
         [SEAL]                        -----------------------------
                                       Notary Public
                                       in and for the State of Texas